Exhibit 16.1

June 3, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

        We were previously principal accountants for The SCO Group, Inc. and, under the date of February 18, 2005, except as to note 16, which is as of March 11, 2005, we reported on the consolidated financial statements of The SCO Group, Inc. as of and for the years ended October 31, 2004 and 2003. On May 27, 2005, we notified the SCO Group, Inc. that we would resign upon completion of the Statement of Auditing Standards (SAS) No. 100 review of The SCO Group, Inc.'s condensed consolidated financial statements as of April 30, 2005 and for the related three-month and six-month periods ended April 30, 2005. The SAS No. 100 review was completed June 2, 2005. We have read The SCO Group, Inc's statements included under Item 4.01 of its Form 8-K dated June 3, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with The SCO Group, Inc's statements that: 1) Tanner LC was engaged as the independent registered public accounting firm and the Audit Committee recommended or approved their appointment and 2) whether or not The SCO Group, Inc. consulted with Tanner LC regarding any of the matters set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP